Exhibit 99.1

Zendesk Grants Employment Inducement Awards

SAN FRANCISCO—May 6, 2016—Zendesk, Inc. (NYSE: ZEN) today announced that pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, it has granted employment inducement awards to Elena Gomez, Zendesk's new Chief Financial Officer, Bryan Cox, Zendesk’s new Chief Revenue Officer, and Tom Keiser, Zendesk’s new Chief Information Officer.

In connection with Ms. Gomez’s appointment as Zendesk’s new Chief Financial Officer, Ms. Gomez was granted an option to purchase 210,000 shares of Zendesk common stock at an exercise price of $23.44 per share, and an award of 140,000 restricted stock units, each unit representing the right to acquire one share of Zendesk common stock.

In connection with Mr. Cox’s appointment as Zendesk’s Chief Revenue Officer, Mr. Cox was granted an option to purchase 300,000 shares of Zendesk common stock at an exercise price of $23.44 per share, and an award of 200,000 restricted stock units, each unit representing the right to acquire one share of Zendesk common stock.

In connection with Mr. Keiser’s appointment as Zendesk’s Chief Information Officer, Mr. Keiser was granted an option to purchase 210,000 shares of Zendesk common stock at an exercise price of $23.44 per share, and an award of 140,000 restricted stock units, each unit representing the right to acquire one share of Zendesk common stock.

The stock option awards described above will vest over a period of four years, with 25% of the shares subject to the option vesting after one year and the remainder vesting ratably monthly for 36 months thereafter, subject to such grantee’s continued employment with Zendesk on the applicable vesting date. The restricted stock unit awards described above will vest over a period of four years, with 25% of the restricted stock units vesting after one year, and the remainder vesting ratably monthly for 36 months thereafter, subject to such grantee’s continued employment with Zendesk on the applicable vesting date.

The awards were granted outside of Zendesk’s current stockholder-approved stock option and incentive plans and were approved by the Compensation Committee of Zendesk’s Board of Directors. The awards are intended to qualify as “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual. For further details regarding the equity compensation of Ms. Gomez, Mr. Cox, and Mr. Keiser, please see Zendesk's Current Reports on Form 8-K filed May 3, 2016 and May 6, 2016 with the Securities and Exchange Commission.

About Zendesk

Zendesk provides a customer service platform designed to bring organizations and their customers closer together. With more than 75,000 paid customer accounts, Zendesk’s products are used by organizations in 150 countries and territories to provide support in more than 40 languages. Founded in 2007 and headquartered in San Francisco, Zendesk has operations in the United States, Europe, Asia, Australia and South America. Learn more at www.zendesk.com.

Source: Zendesk, Inc.

Zendesk, Inc.

Investor Contact:

Marc Cabi, 1 415-852-3877

ir@zendesk.com

or

Media Contact:

Matt Hicks, 1 415-529-5606

press@zendesk.com